UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 30, 2020

INNERSCOPE HEARING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-209341	46-3096516
(Commission File Number)	(IRS Employer Identification No.)

2151 Professional Drive, 2nd Floor Roseville, CA	95661
(Address of principal executive offices)	(Zip code)

(916) 218-4100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Relying on the SEC Order for Reporting Relief

InnerScope Hearing Technologies, Inc., a Nevada corporation (the “Company”) makes the following disclosure pursuant to an order issued by the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2020, providing conditional relief to public companies that are unable to timely comply with their filing obligations as a result of the novel coronavirus (COVID-19) outbreak (the “SEC Order”).

The current outbreak of COVID-19 has posed a significant impact on the Company to file on a timely basis its Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) that is due March 30, 2020 (the “Original Due Date”), and therefore the Company elected to rely on the conditional filing relief provided under the SEC Order.

In response to the government’s call to contain COVID-19 and to protect our employees’ health, employees have had very limited access to our offices. Our accounting team, professional advisors and independent auditors have not been able to prepare for and conduct on-site accounting and auditing work. Considering the lack of time for the compilation, dissemination and review of the information required to be presented and the importance of markets and investors receiving materially accurate information in the Annual Report, we have decided to rely on the SEC Order and endeavor to file the Annual Report no later than May 14, 2020, or within 45 days after the Original Due Date.

In light of the current COVID-19 pandemic, the Company will be including the following Risk Factors in its Report:

The outbreak of the coronavirus (COVID-19) has negatively impacted and could continue to negatively impact the global economy. In addition, the COVID-19 outbreak could disrupt or otherwise negatively impact global credit markets and our operations, including the demand for our products and our ability and the ability of our third-party contract manufacturers to manufacture and deliver our products.

The COVID-19 outbreak has negatively impacted and could continue to negatively impact the global economy. In addition, the global and regional impact of the outbreak, including official or unofficial quarantines and governmental restrictions on activities taken in response to such event, could limit our ability and the ability of our third party manufacturers to manufacture and deliver our products, which would have a material adverse impact on our business, financial condition, results of operations and cash flows. The impact of the COVID-19 outbreak could include voluntary or mandatory closures of our facilities, interruptions in our supply chain, which could impact the cost or availability of products, restrictions on our ability to deliver our products, closures of our retail locations and labor shortages. The COVID-19 outbreak could result in reduced consumer demand for our products due to reduced consumer traffic in locations where our products are sold. The COVID-19 outbreak could disrupt or otherwise negatively impact credit markets, which could adversely affect the availability and cost of capital. Such impacts could limit our ability to fund our operations and satisfy our obligations. The extent and potential short and long term impact of the COVID-19 outbreak on our operational and financial performance will depend on future developments, including the duration, severity and spread of the virus, actions that may be taken by governmental authorities and the impact on our supply chain, operations, workforce and the financial markets, all of which are highly uncertain and cannot be predicted.

The occurrence of the COVID-19 pandemic may negatively affect our ability to meet our filing obligations with the Securities and Exchange Commission depending on the severity and longevity of the pandemic.

A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff, professional advisors and our independent auditors. These factors, in turn, may not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission. Depending on the severity and longevity of the COVID-19 pandemic, our business, customers, and shareholders may experience a significant negative impact.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Innerscope hearing technologies, inc.

Date: March 30, 2020	By:	/s/ Matthew Moore
Matthew Moore
Chief Executive Officer